Exhibit 14.1

Appendix E

Joint Code of Ethics for

Andalusian Credit Company LLC and

Andalusian Credit Partners LLC

I.INTRODUCTION

High ethical standards are essential for the success of Andalusian Credit Company LLC (the “BDC” or the “Company”) and Andalusian Credit Partners LLC (the “Adviser” or “ACP”), whether acting in its capacity as an investment adviser or as an administrator of the BDC or another investment company (each, a “Fund”) and to maintain the confidence of investors in all SEC-regulated investment Funds.

All associated personnel of the Adviser and the BDC, including founders, partners, officers, directors and employees of the Adviser, must put the interests of the Funds before their own personal interests and must act honestly and fairly in all respects in dealings with such investors. All associated personnel of the Adviser and the BDC must also comply, with respect to all of their activities in such capacity, with all federal securities laws applying to such activities. In recognition of the Adviser’s fiduciary duty to the Funds and the Adviser’s and BDC’s desire to maintain their respective high ethical standards, the Adviser and the BDC have adopted and implemented, as required by Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and, as applicable to the Adviser, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest, and provide a means to resolve any actual or potential conflicts in favor of the Funds.

Adherence to the Code of Ethics and the related restrictions on personal investing is a condition of employment by the Advisers and/or BDC. If you have any doubt as to the propriety of any activity, you should consult with the Adviser’s Chief Compliance Officer (the “Compliance Officer”).

II.DEFINITIONS

1.	Access Person means any executive or other officer or associated person of the BDC, the Adviser, or any other person who has been determined and advised of having such status by the Compliance Officer.
2.	Independent Director means any director of the BDC who has been determined to be other than an “interested person” of the Adviser or the BDC as the quoted term is defined by the 1940 Act.
3.	Beneficial ownership is defined broadly to include ownership by any person who, directly or indirectly, through any contract, fund or other arrangement, understanding, relationship, or otherwise has or shares with respect to such security (a) voting power (defined as the power to vote, or to direct the voting of, such security) or (b) investment power (defined as the power to dispose, or to direct the disposition of, such security. Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act.
4.	Personal Account means any account in which an Access Person has or shares with another person any beneficial ownership.
5.	Reportable Security means a security as defined in section 202(a)(18) of the “Advisers Act” and includes any derivatives, commodities, options or forward contracts relating thereto; securities-based swaps, interests in limited partnerships and other private funds; shares of exchange-traded funds; exchange traded notes, and cryptocurrencies, except that it does not include:

(i)	Direct obligations of the Government of the United States;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)	Shares issued by money market funds;
(iv)	Shares issued by registered open-end funds other than exchange-traded funds (each a “Reportable Fund”); and
(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are Reportable Funds.
6.

Restricted Securities includes (i) any securities with respect to which an Access Person has non-public information or where an Access Person has established an “insider” relationship with the issuer of the security, (ii) the BDC’s securities and (iii) securities of any issuer then included on the Advisers’ Restricted List.

III.APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons.

A Personal Account also include accounts maintained by or for:

●	An Access Person’s spouse (other than a legally separated or divorced spouse of the Person for which the Access Person provides no financial support), domestic partner and minor children;
●	Any immediate family members who live in the Access Person’s household;
●	Any person (i) who is financially dependent on the Access Person including those persons residing with the Access Person and those not residing with the Access Person, such as financially dependent children away at college, or (ii) for whom the Access Person provides discretionary advisory services; and/or
●	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

A comprehensive list of all Access Persons and Personal Accounts will be maintained by the Compliance Officer.

IV.RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable state or federal securities laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Section.
2.	Prohibitions on Trading in Securities on the Adviser’s Restricted Securities List. An Access Person may not execute any personal securities transactions of any kind in the securities of any issuer then included on the Advisers’ Restricted Securities list. The Compliance Officer will administer a list of all Restricted Securities to be made continuously available for viewing, before engaging in any personal securities trading or investment activity, by Access Persons on the Advisers’ intranet.
3.	Prohibitions on Trading in Equity or Debt Securities of Individual Companies. Access Persons may not execute any purchase or short sale personal securities transactions of any kind in any securities issued by a publicly traded company (a “Single Name Equity”). For the avoidance of doubt, exchange traded funds, closed-end funds and similar publicly traded commingled entities are not Single Name Equities. If an Access Person owns Single Name Equity securities prior to joining the firm, they may sell, in part or in whole, such holdings in accordance with Section IV.4 below.
4.	Transactions in Reportable Securities. An Access Person must obtain prior written approval by the Compliance Officer before engaging in a transaction in any “reportable security” as defined above. The Compliance Officer will review the transaction to determine if the transaction is likely to have any adverse economic impact on the Funds. Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (e.g., a blind trust or discretionary account managed by a third party) are exempt from preclearance and reporting, respectively (each, a “Non-Control Account”).
5.	Private Placements and Investment Opportunities of Limited Availability. An Access Person may not acquire any beneficial ownership in any securities in any private placement of securities or involving an investment opportunity of limited availability without obtaining prior written approval by the Compliance Officer. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for the Funds and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.
6.	Transactions in BDC Securities. Access Persons who wish to directly or indirectly acquire beneficial ownership of or to dispose of BDC Shares must also obtain prior written approval to do so from the Compliance Officer. Approval to acquire BDC Shares will ordinarily be available only when and upon the same terms as the BDC is accepting subscriptions from nonaffiliated investors.
7.	Approval of transactions in securities subject, as provided by this Code, to prior written approval by the Compliance Officer may be sought by use of the form included as Exhibit A to this Code or by means of the ComplianceAlpha online compliance administration system, as the Compliance Officer may direct.

V.PERSONAL SECURITIES HOLDING AND TRANSACTION REPORTING

1.	Quarterly Securities Transaction Reports.

All Access Persons must submit to the Compliance Officer a report of their personal securities transactions no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Access Person had any beneficial interest during the period. Quarterly securities transaction reports may be submitted upon the form included as Exhibit C to this Code or by means of the ComplianceAlpha system, as the Compliance Officer may direct.

2.	Initial & Annual Holdings Reports.

All Access Persons, within 10 days of commencement of employment with the Adviser, must submit an initial statement to the Compliance Officer listing all of the securities in which the Access Person has or shares with another person or entity any beneficial ownership. Initial holdings reports must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of the Advisers. Access Persons must also annually submit to the Compliance Officer an updated holdings report which must also be current as of a date no more than 45 days prior to the date the report was submitted. Initial and annual personal securities holdings reports may be submitted, stating all required information as indicated by the form included as Exhibit B to this Code or by means of the ComplianceAlpha system, as the Compliance Officer may direct.

3.	Violations.

Access Persons are required to promptly report to the Compliance Officer any violations of this Code, or the federal securities laws with respect to the Adviser, by themselves or any other associated personnel of the Adviser of which they become aware. The Compliance Officer will maintain a record of all such reported violations and the action, if any, taken by the Compliance Officer and/or the Adviser’s senior management teams in response thereto.

4.	Exceptions to Reporting Requirements.

An Access Person need not submit any report with respect to securities held in Non-Control Accounts or transaction reports with respect to transactions effected pursuant to an automatic investment plan. Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the Compliance Officer that the account qualifies as a Non-Control Account. In connection with seeking and maintaining such approval, the Access Person must submit to the Compliance Officer:

(i)	information about the relationship between the trustee or manager of the account and the Access Person; and
(ii)	to the extent reasonably practicable, a certification from the manager or trustee of the account that the Covered Person has no direct or indirect influence or control over the account (See Exhibit D); and
(iii)	any other requirements imposed by the Adviser or Compliance Officer (e.g., annual or periodic holdings or transaction reports).
(iv)	Notwithstanding the pre-clearance requirements set forth in Section IV or the reporting requirements set forth in this Section V, an Independent Director who would be required to make a pre-clearance request or submit an initial or annual personal securities holdings report or a quarterly securities transaction report under Section IV or Section V respectively solely by reason of being a director of the Company is not required to obtain pre-clearance or file such a report during or with respect to a time period when he or she has served as an Independent Director unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that during the 15-day period immediately preceding or following the date of the transaction in a Reportable Security by the director such Reportable Security is or was purchased or sold by the BDC or the BDC or ACP considered purchasing or selling such Reportable Security; provided, however, that an Independent Director shall not be excused from the requirement to obtain pre-approval to acquire or dispose of BDC Shares in accordance with Section IV.6.

VI.GIFTS AND BUSINESS ENTERTAINMENT POLICY

In order to address conflicts of interest that may arise when an Access Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser and the BDC place restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s and BDC’s policy relating to gifts and business entertainment:

Gifts

●	General - An Access Person may not give or receive any gift of more than $300 value (a de minimis value) to or from existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser or BDC without prior approval of the Compliance Officer. An Access Person should disclose all gifts received personally (i.e., not addressed to the firm) that have more than a de minimis value.
●	Solicited Gifts - No Access Person may use his or her position with the Adviser or BDC to obtain anything of value from a client, supplier, person to whom the Access Person refers business, or any other entity with which the Adviser does business.
●	Cash Gifts – No Access Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser or BDC.
●	For the avoidance of doubt, gifts of a de minimis value such as holiday baskets or lunches delivered to the Adviser’s offices, which are received on behalf of the Adviser, do not require reporting. Promotional items that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats, and umbrellas.

Business Entertainment

●	General – Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.
●	Extravagant Entertainment - No Access Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser or BDC.

VII.OUTSIDE BUSINESS ACTIVITIES

An Access Person, other than an Independent Director, shall not serve as an officer or director of any company or a member of a creditors committee unless the Access Person has received prior written approval from the Compliance Officer. Independent Directors should notify the Compliance Officer of all directorships and outside officer positions.

VIII.VIOLATIONS

Access Persons are required to promptly report to the Compliance Officer any known, apparent or suspected violations of this Code, or of the federal securities laws with respect to the Adviser, committed by themselves or any other associated personnel of the Adviser, of which they become aware. The Compliance Officer will maintain a record of all such reported violations and the action, if any, taken by the Compliance Officer and/or the Adviser’s senior management teams in response thereto.

IX.CODE OF ETHICS ADMINISTRATION

1.	Acknowledgment. The Compliance Officer will – initially, upon an Access Person’s association with the Adviser, and annually thereafter -- distribute a copy of the Code of Ethics to all Access Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Access Persons are required to formally acknowledge their receipt of this Code of Ethics, and any amendment thereof, by signing the form of acknowledgment attached as Exhibit E or such other form on the ComplianceAlpha system as the Compliance Officer may direct.
2.	Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts will be reviewed on a regular basis and compared with transactions for the Funds and against the list of Restricted Securities. Any Access Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser and any material violations to the board of directors of the BDC.
3.	Sanctions. The Adviser’s senior management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, suspension of trading privileges, termination of employment and/or criminal or civil penalties.
4.	No less frequently than annually, the Compliance Officer must furnish, on behalf of the BDC and the Adviser, to the Company’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code or associated procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and that (B) certifies that the Company and the Adviser, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
5.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt an Access Person from any of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of the Funds and in accordance with applicable law. The Compliance Officer will maintain a written record of any exemptions granted, describing the circumstances and reasons for the exemption.
6.	ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV Part 2A filings fully and accurately describe the Code of Ethics.

X.RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, lists and reports of all Access Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

XI.CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

EXHIBIT A

PRECLEARANCE FORM

FOR TRANSACTIONS IN ANDALUSIAN OWNED SECURITIES & PRIVATE PLACEMENTS

Access Persons must complete this Preclearance Form or the similar pre-clearance form in Compliance Alpha prior to engaging in personal securities transactions in any security as described in the Code of Ethics.

Investment Information

Issuer:

Common

Number of shares

Preferred

Number of shares

Debt Investments

Interest rate:

Maturity date:

Transaction Information

Transaction Type (please circle): Purchase Sale Estimated

Trade Date:

Estimated Price / Investment Amount:

Broker/Dealer:

Is the investment a private placement or investment

opportunity of limited availability? Y N

Material Terms of Private Investment:

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Compliance Officer’s signature.

Employee Name (please print)

Employee Signature	Date

Approval	Date

EXHIBIT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities in which you have a direct or indirect Beneficial Ownership and the names of any brokerage firms or banks where you have an account in which any securities are held (which may be submitted through ComplianceAlpha).

If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Holdings in Reportable Securities

Security Name and Ticker/CUSIP	Shares/ Units	Principal Amount	Name of Broker, Dealer or Bank

Accounts Maintained

Name of Broker, Dealer or Bank

I certify that this report contains any and all Reportable Securities in which I have Beneficial Ownership and the names of any brokerage firms or banks where I have an account in which any securities are held.

Name:

Signature:

Date:

EXHIBIT C

QUARTERLY TRANSACTION REPORT

This report or the similar form in ComplianceAlpha must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter Period of Report: From                   to      .

Date	Issuer & Ticker/ CUSIP	Purchase (P), Sale (S) or Short Sale (SS)	Debt: Amount, Interest Rate and Maturity Date Equity: Number of shares	Price	Broker

I certify that I have reported on this form, or that I have provided duplicate brokerage statements of, all transactions in Reportable Securities which I had any direct or indirect beneficial ownership during the period covered by this report. I further certify that I have disclosed all new brokerage accounts in which I have beneficial ownership of securities.

Name:

Signature:

Date:

EXHIBIT D

On Broker Dealer or Asset Management Firm Letterhead

{The letter should be addressed to the Company’s Chief Compliance Officer or designee, as provided in the initial request letter.}

Dear {Chief Compliance Officer}:

This letter is being written with respect to the following accounts held at {Name of BD or Asset Management Firm] (the “Firm”) in which {Name of Employee} has a beneficial interest:

Account names and numbers

●	{Name of the Firm} is the adviser on the above listed accounts subject to a written investment advisory agreement or a limited power of attorney (the “Agreement”)
●	The Agreement authorizes the {Name of the Firm} to act with full discretion with respect to the accounts
●	Pursuant to the Agreement, {Name of the Firm} will not accept trade requests from {Name of Employee} and {Name of Employee} will not have any direct or indirect influence or control over the investment decisions made for the accounts other than to provide or change guidelines or investment objectives.
●	{Name of Employee} will have no advanced knowledge of order allocations or trades.
●	Because {Name of Employee} may have access to material non-public information, {Name of the Firm} will neither seek information from {Name of Employee} relating to any company or transaction nor will {Name of the Firm} obtain approval or direction for any trade either prior to or following execution.

Please feel free to contact me if you have any questions or require further information, at {phone number of contact at the Firm} xxx-xxx-xxxx.

Salutation

EXHIBIT E

ACKNOWLEDGEMENT, AFFIRMATION and Certification

Regarding Joint Code of Ethics

The undersigned, as an Access Person of Andalusian Credit Partners LLC, hereby states as follows:

I acknowledge that I have received, read and understand the Joint Code of Ethics (the “Code”) adopted by Andalusian Credit Partners LLC (the “Adviser”) and Andalusian Credit Company LLC and affirm that I will comply in all respects with the policies and procedures stated therein.

If at any time since my most recent certification (or, if applicable, my initial association with the Adviser) I was subject to the Code, I further certify that I have complied in all respects with the requirements of the Code as were then in effect or, in the event that I have not so complied, I have fully disclosed all such non-compliance to the Adviser’s Compliance Officer.

Signature:

Print Name:	Date Submitted: